UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 24, 2019

FAIR ISAAC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-11689	94-1499887
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

181 Metro Drive, Suite 700 San Jose, California		95110-1346
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 408-535-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	FICO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 24, 2019, Fair Isaac Corporation (the “Company”) announced that Michael I. McLaughlin has been named Executive Vice President-Chief Financial Officer of the Company, effective August 3, 2019, and will begin employment with the Company on that date. McLaughlin replaces Michael Pung who has served in this capacity for the past nine years and will retire from the Company on December 31, 2019.

Mr. McLaughlin, 55, most recently served as Managing Director, Head of Technology Corporate Finance of Morgan Stanley, a position he held since 2007. Prior to serving in that role, Mr. McLaughlin served as Managing Director, Head of Enterprise Systems and Supply Chain Coverage of BofA Securities, from 2004 to 2007.

In connection with his appointment as Executive Vice President-Chief Financial Officer, the Company has entered into a Letter Agreement with Mr. McLaughlin. The term of the Letter Agreement is from August 3, 2019 through December 31, 2021. Pursuant to the Letter Agreement, Mr. McLaughlin will receive an annual base salary of $400,000, which is subject to upward adjustment from time to time during the term of the Letter Agreement as determined by the Leadership Development and Compensation Committee of the Board (the “Committee”). For each full fiscal year of the Company during the term of the Letter Agreement, Mr. McLaughlin will be eligible to receive a cash incentive award payable from 0% to 125% of his annual base salary at the rate in effect at the end of such fiscal year, with a target equal to 50% of his annual base salary, pursuant to the Company’s Management Incentive Plan and the terms and conditions established by the Committee from time to time.

Mr. McLaughlin will be entitled to receive, upon the effectiveness of his appointment (the “Date of Grant”) as Executive Vice President-Chief Financial Officer, initial equity with a Date of Grant value of approximately $5,000,000 which will be in the form of Restricted Stock Unites (“RSUs”), subject to the terms of the Company’s 2012 Long-Term Incentive Plan (the “Plan”). The RSUs will be subject to four-year ratable vesting. Mr. McLaughlin may elect to exchange up to one-half of the RSUs for an economically-equivalent number of Non-Qualified Stock Options (“NQSOs”) with the exchange ratio being determined in a manner similar to the Company’s annual equity grants to executive officers. All resulting NQSOs will be subject to four-year ratable vesting and carry a seven-year term and will be subject to the terms of the Plan.

For each full fiscal year that he is employed during the term of the Letter Agreement, Mr. McLaughlin will be eligible for an annual equity grant based on achievement of objectives established by the Committee. Some or all of such annual equity grant may be in the form of RSUs, performance share units, market share units or other equity that have an equivalent economic value to an option award.

If Mr. McLaughlin’s employment is terminated by the Company without Cause or if he voluntary resigns for Good Reason (both as defined in the Letter Agreement) prior to the expiration of the term of the Letter Agreement, Mr. McLaughlin will be entitled to the following severance pay and benefits pursuant to the Letter Agreement: (i) a cash payment in an amount equal to one times the sum of (A) his annual base salary in effect on the last day of his employment, plus (B) the annual cash incentive payment last paid to him before the termination of his employment, such cash payment to be made in a lump sum on the 70th day following Mr. McLaughlin’s separation from service, and (ii) continuation of certain benefits pursuant to COBRA for 12 months. If a termination of employment occurs prior to payment of the cash incentive payment for fiscal year 2020, a value of $200,000 will be assigned to that portion of the calculation. Mr. McLaughlin’s receipt of this severance pay and benefits would be conditioned on his execution of a release of claims against the Company, his compliance with the terms of any agreements in effect between him and the Company, his cooperation in the transition of his duties, and his agreement not to disparage the Company. In addition, in the event that Mr. McLaughlin will receive payments and benefits pursuant to the Management Agreement referenced below, he will not be entitled to severance payments or benefits under the Letter Agreement.

The foregoing description of the Letter Agreement applicable to Mr. McLaughlin is a summary only and is qualified in all respects by reference to the full text of the Letter Agreement, attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated into this Item 5.02 by reference.

In addition, upon his appointment, Mr. McLaughlin is expected to enter into the Company’s standard Management Agreement and Indemnification Agreement, copies of which have been filed as exhibits to the Company’s 10-K for the year ended September 30, 2018.

Mr. McLaughlin has no family relationships with any current director, director nominee, or executive officer of the Company, and there are no transactions or proposed transactions, to which the Company is a party, or intended to be a party, in which Mr. McLaughlin has, or will have, a material interest subject to disclosure under Item 404(a) of Regulation S-K.

A press release by the Company announcing the appointment is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibits	Description

10.1	Letter Agreement dated August 3, 2019 by and between the Company and Michael I. McLaughlin

99.1	Press Release dated June 24, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAIR ISAAC CORPORATION

By	/s/ Mark R. Scadina
Mark R. Scadina Executive Vice President, General Counsel and Secretary

Date: June 24, 2019